MECHEL ANNOUNCES 2010 OPERATIONAL RESULTS

Moscow, Russia – January 20, 2011 – Mechel OAO (NYSE: MTL), one of the leading Russian mining and steel companies, announces 2010 operational results.

Products	2010,	2010 vs. 2009, %
	thousand tonnes
Coking coal concentrate	11,506	+52

Other types of metallurgical coal*	1,992	+176

Steam coal	8,083	-6

Iron ore concentrate	4,210	+0,1

Chrome ore concentrate	255	+21

Nickel	17	+7

Ferrosilicon (65% and 75%)	90	+5

Ferrochrome (65%)	82	-1

Coke	3,884	+20

Pig iron	4,150	+9

Steel	6,073	+11

Rolled products	6,168	+16

Flat products	443	+30

Long products	3,514	+8

Billets	2,212	+28

Hardware	868	+35

Forgings	76	+54

Stampings	97	+57

Electric power generation	4,019,637	+15
(thousand kWh)

Heat power (Gcal)	6,725,230	+4

• Including anthracite and PCI.

Yevgeny Mikhel, Mechel’s CEO, commented on the company’s 2010 operational results: “The Group’s 2010 operational results demonstrate that we not only managed to return to pre-crisis levels, but to exceed them.

“In the mining division, the overall coking coal production exceeded last year’s figures by 52%. Output of other types of metallurgical coal has grown by 176%. These results enabled us to benefit from the positive trends on the global coal markets and give us a good starting point for the year 2011, when we expect to add volumes from our existing operations as well as from Elga, where we have already stripped the coal seams and prepared coal for extraction.

“The steel division worked at full load, consistently increasing the volumes of production for high value-added products. As a result, hardware production reached record levels.

“In 2010, we added Romania-based steel plant Laminorul Braila to our steel segment. We also continue to strengthen our position by upgrading our existing assets. This year has seen the completion of the first stage of Izhstal’s modernization, the launch of a new high quality and stainless steel production complex at Chelyabinsk Metallurgical Plant, new processing lines at Beloretsk Metallurgical Plant and other equipment at the Group’s subsidiaries. Steel production increased by 11% compared to last year’s figures, hardware output went up by 35% and rolled products output has grown by 16%.

“The ferroalloys production volumes also exceeded last year’s results in nickel and ferrosilicon production. The extraction technology used at the Voskhod mine allowed us to restore the front of working face and reach the levels of chrome ore production exceeding 2009’s levels by 21%.

“In the power division, the 2010 operational results offer good perspectives for the segment’s development. We see a confident growth in power and heat generation and are looking with optimism to the liberalization of Russia’s electricity market. In line with the power segment development strategy, Mechel increased its stake in the charter capital of Bulgaria’s Toplofikatsia Rousse power station up to 100%. This opens new opportunities for selling electricity in the European market.”

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Mechel OAO
Ekaterina Videman
Phone: + 7 495 221 88 88
ekaterina.videman@mechel.com

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Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, nickel, steel, ferrochrome, ferrosilicon, rolled products, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

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Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.